Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2017 Financial Results

Highlights:

•	Q4 revenue of $239.8M, up 0.8% from year-ago quarter, and 3.7% sequentially

•	Q4 EPS of $0.51 per diluted share as compared to $0.57 in the year-ago quarter and $0.58 in the third quarter. Q4 EPS was negatively impacted by approximately $0.11 due to one-time tax provisions.

•	Full year 2017 revenue of $923.8M as compared to $966.6M in the prior-year

•	Full year 2017 EPS of $1.99 as compared to a loss per share of $0.68 in the prior-year. Full year 2016 EPS was negatively impacted by $3.21 per share of one-time tax expense associated with a repatriation of cash.

•	2017 year-ending cash & short term investments of $122.5M

•	Global Headcount of 22,114 on December 31, 2017, versus 23,011 in the year-ago quarter

TROY, Mich. – February 15, 2018 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the fourth quarter and full year, ended December 31, 2017.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 0.8 percent to $239.8 million from $237.9 million in the prior-year period, and 3.7 percent from $231.3 million in the third quarter of 2017. During the fourth quarter, Banking and Financial Services accounted for 44.4 percent of total revenue, with Healthcare and Life Sciences at 18.2 percent, Retail, Logistics and Telecom at 17.3 percent, Insurance at 15.6 percent, and Manufacturing at 4.5 percent.

The Company’s gross margin was 41.3 percent in the fourth quarter, compared to 40.2 percent in the prior-year period and 38.1 percent in the third quarter of 2017. Selling, General and Administrative (SG&A) expenses were 12.2 percent of revenue in the fourth quarter, compared to 13.1 percent in the prior-year period and 11.7 percent in the previous quarter.

The fourth quarter income from operations was 29.1 percent of revenue as compared to 27.1 percent in the prior-year period and 26.4 percent in the third quarter of 2017.

Net income for the fourth quarter was $42.4 million or $0.51 per diluted share, compared to $48 million or $0.57 per diluted share in the prior-year period and $48.8 million or $0.58 per diluted share in the third quarter of 2017. During the fourth quarter, following the enactment of the Tax Cuts and Jobs Act, Syntel had a one-time impact of approximately $9 million in tax provisions, of which approximately $8 million was related to a repatriation of cash and $1 million was due to an adjustment of deferred tax assets. The combined impact of these provisions reduced fourth quarter EPS by $0.11 per share.

The Company spent $0.1 million to repurchase 5,000 shares of common stock during the fourth quarter.

Full Year 2017 Financial Highlights

Revenue for 2017 decreased 4.4 percent to $923.8 million, from $966.6 million in 2016. The Company’s 2017 operating margin was 25.5 percent, compared to 27.1 percent in 2016. Net income for the year was $166.3 million or $1.99 per share. This compares to a net loss of $57.4 million or $0.68 per diluted share in 2016.

During 2017, Syntel spent $8.6 million in CAPEX, largely in support of its global facilities and infrastructure, and finished the year with cash and short-term investments of $122.5 million. The Company spent $16.2 million to repurchase 880,435 shares of common stock. Syntel added 16 new clients during the year and ended 2017 with 22,114 employees globally.

Operational Highlights

“I am pleased with our Q4 results and the solid progress we made in strengthening our position at our top 50 customer accounts during 2017,” said Syntel CEO and President Rakesh Khanna. “Our teams have worked diligently to fortify our client relationships, and to identify and close new opportunities.”

“In 2018, we will continue to invest in client engagement and in developing innovative digital and automation-powered services to help our customers transform their businesses and adapt to a dynamic competitive environment,” said Khanna. “We still have some work to do, but I am confident that our customer–centric approach will help Syntel make steady progress as we diversify and grow with our customers.”

2018 Guidance

Based on current visibility levels and an exchange rate assumption of 64 Indian rupees to the dollar, the Company currently expects 2018 revenue of $905 million to $950 million and EPS in the range of $1.72 to $1.92.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter 2017 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 22, 2018 by dialing (855) 859-2056 and entering “4299607.” International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016
Net revenues	$239,808	$237,887	$923,828	$966,550
Cost of revenues	140,772	142,354	572,789	595,725

Gross profit	99,036	95,533	351,039	370,825
Selling, general and administrative expenses	29,173	31,060	115,323	108,528

Income from operations	69,863	64,473	235,716	262,297

Other income (expense), net:
Interest Expense	(2,994)	(2,724)	(12,627)	(4,708)
Other income	918	614	2,396	15,796

Other income (expense), net	(2,076)	(2,110)	(10,231)	11,088
Income before provision for income taxes	67,787	62,363	225,485	273,385
Income tax expense	25,384	14,372	59,217	330,775

Net income (Loss)	$42,403	$47,991	$166,268	$(57,390)

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	$3,957	$(1,293)	$9,814	$(19,018)
Gains on derivatives:
Gains arising during period on cash flow hedges	2,141	533	2,774	533
Unrealized gains (Loss) on securities:
Unrealized holding gains arising during period	209	179	387	242
Reclassification adjustment for gains included in net income	(321)	(158)	(115)	(248)

	(112)	21	272	(6)
Defined benefit pension plans:
Net Profit (Loss) arising during period	1,678	(802)	1,684	(802)
Amortization of prior service cost included in net periodic pension cost	16	(82)	76	(35)

	1,694	(884)	1,760	(837)
Other comprehensive Income (Loss), before tax	7,680	(1,623)	14,620	(19,328)
Income tax (expense) benefits related to Other Comprehensive Loss	(960)	86	(1,356)	32

Other comprehensive Income (Loss), net of tax	6,720	(1,537)	13,264	(19,296)

Comprehensive Income (Loss)	$49,123	$46,454	$179,532	$(76,686)

Dividend Per Share	$—	$—	$—	$15.00

EARNINGS/(LOSS) PER SHARE:
Basic	$0.51	$0.57	$1.99	$(0.68)
Diluted	$0.51	$0.57	$1.99	$(0.68)

Weighted average common shares outstanding:
Basic	83,073	84,117	83,537	84,146

Diluted	83,248	84,163	83,618	84,146

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$95,994	$78,332
Short term investments	26,501	21,614
Accounts receivable, net of allowance for doubtful accounts of $ Nil at December 31, 2017 and $801 at December 31, 2016, respectively	115,052	118,299
Revenue earned in excess of billings	24,995	25,039
Other current assets	29,484	36,306

Total current assets	292,026	279,590
Property and equipment	240,948	227,056
Less accumulated depreciation and amortization	134,650	120,580

Property and equipment, net	106,298	106,476
Goodwill	906	906
Non current Term Deposits with Banks	396	225
Deferred income taxes and other non current assets	84,090	67,346

TOTAL ASSETS	$483,716	$454,543

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$51,497	$56,650
Income taxes payable	21,100	15,195
Accounts payable and other current liabilities	34,762	31,559
Deferred revenue	3,240	7,973
Loans and borrowings	24,268	21,264

Total current liabilities	134,867	132,641
Deferred income taxes and other non current liabilities	27,325	26,373
Non Current loans and borrowings	334,446	478,616

TOTAL LIABILITIES	496,638	637,630

SHAREHOLDERS’ EQUITY
Total shareholders’ (deficit)/equity	(12,922)	(183,087)

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY	$483,716	$454,543